Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 18, 2015 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.144893 per unit, payable on June 26, 2015, to unitholders of record on May 29, 2015. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.144893 per unit is lower than the $0.310096 per unit distributed last quarter. As compared to the previous quarter, the prices for both oil and natural gas have decreased, and the volumes of both oil and natural gas produced and included in the current distribution decreased from the previous quarter. This distribution is lower than the $0.296768 per unit distributed in the comparable quarter in 2014. As compared to the comparable quarter in 2014, the volumes of both oil and natural gas produced and included in the current distribution have decreased, and the price of oil in the current distribution has decreased; the price for natural gas in the current distribution has increased from the comparable quarter in 2014.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839